News Release

Contact:
J. Mario Molina, M.D.
President and Chief Executive Officer
562-435-3666

MOLINA HEALTHCARE REPORTS
FIRST QUARTER RESULTS

Long Beach, California (April 28, 2005) — Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the first quarter ended March 31, 2005.

Net income for the first quarter ended March 31, 2005, rose 33% to $14.8 million from $11.1 million for the quarter ended March 31, 2004. Earnings per diluted share for the quarter increased to $0.53 from $0.43 for the previous year.

Commenting on the first quarter results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “Our solid first quarter results reinforce our optimism for the future of our markets and reaffirm our enthusiasm for the opportunities ahead. We continue to expand our operations through acquisitions and start up activities as well as through extension of services to more elderly and disabled Medicaid beneficiaries. The challenges that we face are not new – limited premiums, rigorous eligibility redeterminations and the unique needs of our members. We will continue to use the skills and insights we have gained through 25 years of experience as we respond to these challenges. We believe that we will continue to enhance shareholder value as we better serve our members, our government payors and our providers.”

Guidance

The Company confirms its previously issued guidance for earnings per diluted share in the range of $2.40 - $2.45 for fiscal year 2005. The Company believes that any recent developments serving to reduce earnings per share from the guidance provided earlier will be offset by other factors not previously anticipated.

Financial Results – Comparison of Quarters Ended March 31, 2005 and 2004

Premium revenue  for the first quarter of 2005 was $390.9 million, representing an increase of $173.0 million, or 79%, over 2004 premium revenue of $217.9 million.

Membership growth contributed $106.7 million to the increase in premium revenue. Enrollment was significantly higher in Washington and Michigan, principally due to the transfer of members from other health plans in the second and fourth quarters of 2004, respectively, in those states. Additionally, the first quarter of 2005 benefited from the Company’s New Mexico acquisition, which closed on July 1, 2004.

Higher premium rates contributed $66.3 million to the increase in premium revenue. Blended premium increases were most pronounced at the Company’s Michigan and Washington HMOs. Additionally, premium rates at the Company’s New Mexico HMO are considerably higher than the Company’s average.

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MOH Announces First Quarter Results

April 28, 2005

Sequentially, enrollment grew by 2%, or 15,000 members between December 31, 2004 and March 31, 2005. Premium revenue grew sequentially by $18.2 million, or 4.9%, for the first quarter of 2005 when compared with the fourth quarter of 2004.

Medical care costs  as a percentage of premium and other operating revenue (the medical care ratio) increased to 84.9% in the first quarter of 2005 from 84.1% in the first quarter of 2004. Medical care costs increased in absolute terms to $333.1 million in the first quarter of 2005 from $184.2 million in the first quarter of 2004.

The primary source of the increase in the medical care ratio was the acquisition of the New Mexico HMO, which has traditionally experienced a higher medical care ratio than our other HMOs. Excluding the New Mexico HMO, the Company’s medical care ratio for the first quarter of 2005 would have been 84.2%, essentially flat when compared with the 84.1% medical care ratio experienced in the first quarter of 2004.

The Company’s medical margin (defined as the difference between the total of premium and other operating revenue and medical costs) grew substantially in the first quarter of 2005 when compared with the first quarter of 2004. Medical margin increased to $24.69 per member per month in 2005 from $20.10 per member per month in 2004, an increase of approximately 23%.

Salary, general and administrative expenses  were $33.5 million for the first quarter of 2005, representing 8.5% of total revenue, as compared with $17.5 million, or 7.9% of total revenue, for the first quarter of 2004. Excluding premium taxes, SG&A expenses decreased to 5.9% of total revenue in the first quarter of 2005, as compared with 6.6% in the first quarter of 2004.

Interest income doubled in the first quarter of 2005 when compared with 2004 as a result of higher invested balances and higher interest rates.

Income taxes were recognized in the first quarter of 2005 based upon an effective tax rate of 38.0%. The effective tax rate has increased in 2005 as a result of the declining relative significance of certain economic development credits that the Company continues to take.

Growth Update

Acquisitions:   The Company expects to close on its two previously announced acquisitions in San Diego, California, during June of 2005. The Company expects these two acquisitions to add combined enrollment of approximately 70,000 members to the Company’s California HMO. The Company continues to evaluate numerous other acquisitions that meet its previously announced guidelines. Such acquisitions may be in states where the Company already has a presence, in states where the Company has initiated start-up activities, or in states where the Company currently has no presence.

Start-Up Activities:  The Company’s Indiana HMO began operations effective April 1, 2005, with approximately 5,000 members.

The Company’s Ohio subsidiary has entered into a pre-contracting process with the Ohio Department of Job and Family Services (ODJFS), with the intent of entering into a contract to serve Medicaid members in Ohio. The ultimate ability of the Company to operate in Ohio will depend, among other things, on its success in obtaining an HMO Certificate of Authority, developing a satisfactory provider network and securing a Medicaid contract with ODJFS.

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MOH Announces first Quarter Results

April 28, 2005

The Company has applied for a Certificate of Authority in Texas and is seeking to obtain Medicaid contracts in certain regions of that state.

Serving the elderly and disabled:  The Company continues to expand its membership to include more of the aged, blind and disabled population. Effective January 1, 2005, the Company’s Washington HMO entered into a pilot program serving aged, blind and disabled members in Snohomish County Washington. In addition to arranging for medical care for members enrolled in the Washington Medicaid Integration Partnership (WMIP), the Company’s Washington HMO is currently arranging for the provision of outpatient behavioral health services and will begin arranging for the provision of inpatient mental health services later in 2005. At March 31, 2005, the Company served approximately 2,500 WMIP members.

The Company has recently initiated efforts to serve Medicare beneficiaries who are also entitled to Medicaid benefits (the dual eligible population). Recent changes to the Medicare regulations allow the Company to offer medical services to the dual eligible population. The Company has submitted applications to operate Special Needs Plans (SNPs) in California, Michigan, Utah and Washington. In addition, the Company’s Utah HMO has submitted an application to serve Medicare Long Term Care beneficiaries as part of the Utah SNP. The Company believes that its efforts to establish SNPs and to attract more aged, blind and disabled members are a natural extension of its commitment to providing quality, accessible health care to underserved populations served by government programs.

Cash Flow

Operating activities provided $2.4 million in cash for the quarter ended March 31, 2005. Net cash provided by operating activities was reduced by an increase in accounts receivable at the Company’s Utah HMO of approximately $7.6 million, principally as a result of a late payment by the state that was not received until April. Accelerated claims payment (consolidated days in claims payable decreased to 48 days at March 31, 2005, from 54 days at December 31, 2004) further reduced net cash provided by operating activities by $4.6 million. Additionally, a decrease in accounts payable and accrued liabilities (primarily the result of the payment of $5.0 million in premium taxes due April 1, 2005) decreased net cash provided by operating activities by $4.7 million.

The Company believes that over time net cash provided by operating activities is approximately equal to the sum of net income and depreciation and amortization.

Membership

The following table details the Company’s membership by state at March 31, 2005; December 31, 2004; and March 31, 2004:

	March 31, 2004	December 31, 2004	March 31, 2005

Michigan	89,000	158,000	157,000
Washington	203,000	263,000	276,000
California	252,000	253,000	254,000
Utah	44,000	49,000	55,000
New Mexico	NA	65,000	61,000

Total	588,000	788,000	803,000

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MOH Announces first Quarter Results

April 28, 2005

The following table details member months (defined as the aggregation of each month’s membership for the period) by state for the quarters ended March 31, 2005; December 31, 2004; and March 31 2004:

	Quarter Ended

	March 31, 2004	December 31, 2004	March 31, 2005

Michigan	256,000	479,000	471,000
Washington	590,000	788,000	823,000
California	761,000	747,000	753,000
Utah	132,000	148,000	159,000
New Mexico	NA	195,000	187,000

Total	1,739,000	2,357,000	2,393,000

Conference Call

The live broadcast of Molina Healthcare’s conference call will begin at 5:00 p.m. Eastern Time, April 28, 2005. The number to call for this interactive conference call is 212-346-6538. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.comor at www.earnings.com.

Molina Healthcare, Inc. is a growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and for other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Utah and Washington.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains “forward-looking statements” identified by words such as “will,” “expects,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” “assumes,” and similar words and expressions. In addition, any statements that refer to earnings guidance, expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Such risk factors include, without limitation: the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, potential reductions in funding for Medicaid and other government-sponsored healthcare programs, the successful renewal of the Company’s government contracts, the Company’s ability to accurately estimate incurred but not reported medical costs, the implementation of announced rate increases, the Company’s ability to obtain regulatory approvals for acquisitions or to successfully integrate its completed acquisitions, the Company’s third-party contracts, competition, changes in healthcare practices or technologies, changes in federal or state laws or regulations or the interpretation thereof, risks associated with the Company’s start-up operations in new states, inflation, disasters or major epidemics, and other risks and uncertainties as detailed in the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company’s judgment as of the date of April 28, 2005. The Company disclaims any intent or obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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MOH Announces first Quarter Results Page 5 April 28, 2005

MOLINA HEALTHCARE, INC. CONSOLIDATED INCOME STATEMENTS (In thousands, except for per share data and operating statistics) (Unaudited)

	Three Months Ended March 31,

	2005	2004

Revenue:
Premium revenue	$390,924	$217,868
Other operating revenue	1,263	1,295

Total premium and other operating revenue	392,187	219,163
Investment income	1,765	863

Total operating revenue	393,952	220,026

Expenses:
Medical care costs:
Medical services	63,667	50,768
Hospital and specialty services	226,532	109,789
Pharmacy	42,915	23,660

Total medical care costs	333,114	184,217
Salary, general and administrative expenses	33,546	17,458
Depreciation and amortization	3,198	1,599

Total expenses	369,858	203,274

Operating income	24,094	16,752

Other income (expense):
Interest expense	(289)	(255)
Other, net (1)	—	1,162

Total other income (expense)	(289)	907

Income before income taxes	23,805	17,659
Provision for income taxes	9,046	6,561

Net income	$14,759	$11,098

Net income per share:
Basic	$0.53	$0.44

Diluted	$0.53	$0.43

Weighted average number of common shares and
potentially dilutive common shares outstanding	27,964	25,918

Operating Statistics:
Medical care ratio (2)	84.9%	84.1%
Salary, general and administrative expense ratio (3), excluding premium taxes	5.9%	6.6%
Premium taxes included in salary, general and administrative expenses	2.6%	1.3%

Total salary, general and administrative expense ratio	8.5%	7.9%

Members (4)	803,000	588,000
Days in claims payable	47.9	53.1

(1)	For the quarter ended March 31, 2004, includes $1.162 million in income arising from the termination of a split dollar life insurance arrangement between the Company and a related party.

(2)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.

(3)	Salary, general and administrative expense ratio represents such expenses as a percentage of total operating revenue.

(4)	Number of members at end of period.
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MOH Announces first Quarter Results Page 6 April 28, 2005

MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31, 2005	Dec. 31, 2004

	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$242,425	$228,071
Investments	73,182	88,530
Receivables	74,115	65,430
Deferred income taxes	3,086	3,981
Prepaid and other current assets	7,828	8,306

Total current assets	400,636	394,318
Property and equipment, net	26,416	25,826
Intangible assets, net	35,149	36,749
Goodwill	61,978	61,978
Restricted investments	10,888	10,847
Deferred income taxes	—	—
Other assets	8,040	4,141

Total assets	$543,107	$533,859

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$155,565	$160,210
Accounts payable and accrued liabilities	19,223	22,966
Net liability for commercial membership sale	725	1,676
Income taxes payable	5,736	7,110
Current maturities of long-term debt	174	171

Total current liabilities	181,423	192,133
Long-term debt, less current maturities	4,780	1,723
Deferred income taxes	5,745	5,315
Other long-term liabilities	4,432	4,066

Total liabilities	196,380	203,237

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 27,668,108 shares at March 31, 2005,
and 27,602,443 shares at December 31, 2004	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding		—
Additional paid-in capital	159,247	157,666
Accumulated other comprehensive income (loss)	(469)	(234)
Retained earnings	208,311	193,552
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)

Total stockholders’ equity	346,727	330,622

Total liabilities and stockholders’ equity	$543,107	$533,859

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MOH Announces first Quarter Results Page 7 April 28, 2005

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,

	2005	2004

Operating activities:
Net income	$14,759	$11,098
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,198	1,599
Amortization of capitalized credit facility fees	734	157
Deferred income taxes	1,472	870
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	1,021	1,411
Stock-based compensation	175	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Receivables	(8,685)	1,144
Prepaid and other current assets	478	574
Medical claims and benefits payable	(4,645)	(7,044)
Deferred revenue	—	—
Accounts payable and accrued liabilities	(4,694)	754
Income taxes payable (receivable)	(1,374)	1,408

Net cash provided by operating activities	2,439	11,971

Investing activities:
Purchases of equipment	(2,189)	(584)
Purchases of investments	(3,969)	(140,237)
Sales and maturities of investments	18,935	106,888
Increase in restricted cash	(41)	—
Other long-term liabilities	366	194
Advances to related parties and other assets	(4,633)	1,979

Net cash used in investing activities	8,469	(31,760)

Financing activities:
Issuance of common stock	—	47,360
Borrowing under credit facility	3,100	—
Issuance (repayment) of mortgage note	(3)	—
Principal payments on capital lease obligations	(37)	—
Proceeds from exercise of stock options and employee stock purchases	386	717

Net cash provided by financing activities	3,446	48,077

Net increase in cash and cash equivalents	14,354	28,288
Cash and cash equivalents at beginning of period	228,071	141,850

Cash and cash equivalents at end of period	$242,425	$170,138

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MOH Announces first Quarter Results Page 8 April 28, 2005

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the quarters ending March 31, 2005 and 2004:

	Three Months Ended March 31,

	2005	2004

Balances at beginning of period	$160,210	$105,540
Components of medical care costs related to:
Current year	343,065	190,943
Prior years	(9,951)	(6,726)

Total medical care costs	333,114	184,217
Payments for medical care costs related to:
Current year	212,959	115,097
Prior years	124,800	76,164

Total paid	337,759	191,261

Balances at end of period	$155,565	$98,496

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